SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 13, 2005
OCA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-13457 (Commission File Number)	72-1278948 (I.R.S. Employer Identification Number)

3850 N. Causeway Boulevard, Suite 800 Metairie, Louisiana (Address of Principal Executive Offices)	70002 (Zip Code)
(504) 834-4392
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed from Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On December 13, 2005, OCA, Inc. (“OCA”) executed an agreement with Jefferies & Company, Inc. (“Jefferies”), pursuant to which OCA engaged Jefferies, on an exclusive basis, as its financial advisor and investment banker to act as sole manager, bookrunner, placement agent, arranger or initial purchaser, as the case may be, in connection with: (i) the restructuring of OCA’s debt obligations, and (ii) the structuring, issuance, sale or placement on behalf of OCA of new capital raised from any party, in the form of debt, equity or equity-linked securities, whether in a public or private transaction, including the refinancing of OCA’s existing bank debt.
     For its services under this agreement, under certain circumstances, OCA will pay Jefferies a monthly advisory fee of $100,000, plus reasonable fees, disbursements and expenses, and 50% of this $100,000 monthly fee will be credited against any other restructuring or capital raise fee owed to Jefferies under the agreement. Further, if OCA consummates a restructuring transaction during the term of the agreement, it will pay Jefferies a restructuring fee of $1.5 million; and if OCA consummates a capital raise with Jefferies’ assistance during the term of the agreement, it will pay Jefferies a capital raise fee equal to 4% of the aggregate gross equity and/or debt proceeds raised. The term of the agreement is one year from its date of execution, but may be extended by the parties.
     Prior to entering into this agreement, neither OCA nor any of its affiliates had any material relationships with Jefferies.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCA, INC.
By:	/s/ Bartholomew F. Palmisano, Sr.
Bartholomew F. Palmisano, Sr.
Chairman of the Board, President and Chief Executive Officer

Date: December 19, 2005